Exhibit 4

                        FIRST AMENDMENT TO CREDIT AGREEMENT


      THIS FIRST AMENDMENT (the "First Amendment") dated as of June 30, 1995 is to that Credit Agreement dated as of February 1, 1993 (as amended and modified hereby and as further amended and modified from time to time hereafter, the "Credit Agreement"; terms used but not otherwise defined herein shall have the meanings assigned in the Credit Agreement), by and among TRIMAS CORPORATION, a Delaware corporation (the "Company"), CERTAIN OF ITS SUBSIDIARIES identified as a "Additional Borrowers" on the signature pages hereof (the "Additional Borrowers"), the various banks and lending institutions identified on the signature pages hereto (the "Banks"), NATIONSBANK, N.A. (CAROLINAS) (formerly known as NationsBank of North Carolina, N.A.) as agent (in such capacity, the "Agent").

                                W I T N E S S E T H

      WHEREAS, the Banks have, pursuant to the terms of the Credit Agreement, made available to the Borrower a $350,000,000 credit facility; and

      WHEREAS, the Banks have agreed to amend the Credit Agreement on the terms and conditions hereinafter set forth;

      NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

      A. The following Banks will withdraw from the credit facility (the "Withdrawing Banks"):

                  Citicorp USA, Inc.
                  Society National Bank

By execution of this First Amendment, the Company, the Additional Borrowers, the Withdrawing Banks, the other Banks and the Agents hereby agree as follows:

            (i) Effective as of June 30, 1995 (the "Effective Date"), (A) the Commitments of the Banks shall be reallocated among the Banks as set forth in Schedule 2.1 attached hereto, (B) the Commitments of the Withdrawing Banks as set forth on Schedule 2.1 attached hereto shall be $0 and the Withdrawing Banks shall not be obligated to make any Loan on or after the Effective Date and (C) the Commitments of the Remaining Banks shall be as set forth on Schedule 2.1 attached hereto;

            (ii) The Company agrees to obtain Loans on the Effective Date from the Remaining Banks (the "New Loans"), the proceeds of which will be used by the Company to repay all Loans maturing on the Effective Date (including all

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      Loans currently held by the Withdrawing Banks which will be paid in full on the Effective Date). The New Loans will be made in accordance with the terms of the Credit Agreement and if the New Loans consist of Syndicated Loans, such Loans shall be made by the Remaining Banks based upon the reallocated Commitments set forth on Schedule 2.1 attached hereto;

            (iii) In addition to the repayment in full on the Effective Date of all Loans held by the Withdrawing Banks, the Company agrees to pay the Withdrawing Banks on the Effective Date all interest and fees owing to the Withdrawing Banks under the Credit Agreement as of the Effective Date;

            (iv) Upon the repayment in full on the Effective Date of all Loans, interest and fees owing to the Withdrawing Banks under the Credit Agreement, each Withdrawing Bank shall cease to be a "Bank" under the Credit Agreement and shall be relieved and released from all liabilities and obligations thereunder; and

            (v) The rights and the obligations of the Company, the Additional Borrowers and the Remaining Banks shall be governed by the terms of the Credit Agreement as modified by this First Amendment.

      B.    The Credit Agreement is amended in the following respects:

            1. The Commitments of the respective Banks have been reallocated among the Banks to be as provided in Schedule 2.1 attached hereto.

            2. Section 1.01 is amended by adding the following definition in the alphabetically appropriate place:

            "Pricing Ratio" shall mean the ratio of (a) Funded Debt to (b) Adjusted Operating Profit.

            3. Section 1.01 is further amended by amending the definition of "Applicable Margin" in its entirety so that such definition now reads as follows:

            "Applicable Margin" shall mean with respect to:

                  (a)   each Floating Rate Loan, 0% per annum;

                  (b)   each Syndicated Eurodollar Rate Loan,

                              (i) .325% per annum for any Rate Period if the Pricing Ratio as of the

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                        end of the most recently ended fiscal quarter of the
                        Company prior to such Rate Period is less than 1.5 to 1.0;

                              (ii) .375% per annum for any Rate Period if the Pricing Ratio as of the end of the most recently ended fiscal quarter of the Company prior to such Rate Period is equal to or greater than 1.5 to 1.0 but less than 2.0 to 1.0; and

                              (iii) .50% per annum for any Rate Period if the
                        Pricing Ratio as of the end of the most recently ended fiscal quarter of the Company prior to such Rate Period is equal to or greater than 2.0 to 1.0 but less than 3.0 to 1.0;

                              (iv) .625% per annum for any Rate Period if the Pricing Ratio as of the end of the most recently ended fiscal quarter of the Company prior to such Rate Period is equal to or greater than 3.0 to 1.0 but less than 3.5 to 1.0;

                              (v) .75% per annum for any Rate Period if the Pricing Ratio as of the end of the most recently ended fiscal quarter of the Company prior to such Rate Period is equal to or greater than 3.5 to 1.0; and

                  (c) each Negotiated Eurodollar Rate Loan, the percentage expressed on a per annum basis, offered by the relevant Bank pursuant to Section 2.4(d) as the Applicable Margin (also referred to as the Negotiated Eurodollar Margin) with respect to such Loan.

            4. Section 1.01 is further amended by amending the definition of "Maturity Date" in its entirety so that such definition now reads as follows:

            "Maturity Date" shall mean the earlier of (a) July 1, 2000 or (b) the date on which the Commitments shall be terminated pursuant to Section 2.9, 2.10, or 6.2.

            5. Section 2.4(b) is amended by amending in its entirety the last sentence of such Section so that such sentence now reads as follows:

            The Company, if it requests any Negotiated Rate Loan, shall do so pursuant to this Section in such a manner that the aggregate principal amount of the outstanding Loans never exceeds the aggregate amount of the Commitments; provided, however, at any time when the Pricing Ratio is

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      greater than 3.5 to 1.0 but less than 4.0 to 1.0 as of the end of the most recently completed fiscal quarter of the Company, the Company, if it requests any Negotiated Rate Loan, shall do so pursuant to this Section in such a manner that the aggregate principal amount of the outstanding Negotiated Rate Loans never exceeds fifty percent (50%) of the Commitments; provided further, at any time when the Pricing Ratio is equal to or greater than 4.0 to 1.0 as of the end of the most recently completed fiscal quarter of the Company, the Company shall not be entitled to request any Negotiated Rate Loan; provided further, the foregoing restrictions shall have no effect on outstanding Negotiated Rate Loans made prior to the implementation of such restrictions nor shall the implementation of such restrictions constitute a Default hereunder.

            6. Section 2.8(a) is amended in its entirety so that such Section now reads as follows:

                  (a) The Company agrees to pay to the Banks, ratably in proportion to their Commitments, a commitment fee on the daily average amount by which the aggregate amount of the Commitments exceeds the aggregate amount of the Loans during each Rate Period at a rate equal to
      (i) .025% per annum if the Pricing Ratio for the fiscal quarter ending immediately prior to such Rate Period is less than 1.5 to 1.0, (ii) .05% per annum if the Pricing Ratio for the fiscal quarter ending immediately prior to such Rate Period is equal to or greater than 1.5 to 1.0 but less than 2.0 or (iii) .125% per annum if the Pricing Ratio for the fiscal quarter ending immediately prior to such Rate Period is equal to or greater than 2.0 to 1.0.

            7. Section 2.8(b) is amended in its entirety so that such Section now reads as follows:

            (b) The Company agrees to pay to the Banks, ratably in proportion to their Commitments, a facility fee on the daily aggregate amount of the Commitments (regardless of usage) during each Rate Period at a rate equal to (i)
 .125% per annum if the Pricing Ratio for the fiscal quarter ending immediately prior to such Rate Period is less than 3.0 to 1.0, (ii) .15% per annum if the Pricing Ratio for the fiscal quarter ending immediately prior to such Rate Period is equal to or greater than 3.0 to 1.0 but less than 3.5 or (iii) .25% per annum if the Pricing Ratio for the fiscal quarter ending immediately prior to such Rate Period is equal to or greater than 3.5 to 1.0.

            8. Section 5.7 is amended in its entirety so that such Section now reads as follows:

            5.7 Ratio of Funded Debt to Adjusted Operating Profit. It will not permit or suffer the ratio of (a) the Consolidated Funded Debt of the Company and its Consolidated Subsidiaries to (b) the Consolidated Adjusted Operating

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      Profit of the Company and its Consolidated Subsidiaries, at any time to be greater than 4.0 to 1.0. The above limitation shall not prevent the Company or any of its Consolidated Subsidiaries from creating, incurring, issuing, guaranteeing or assuming Debt for the purpose of extending, renewing or refunding not more than the principal amount of the Debt then outstanding of the Company or of a Consolidated Subsidiary.

      B.    The Company hereby represents and warrants that:

            (i) any and all representations and warranties made by the Company and contained in the Credit Agreement (other than those which expressly relate to a prior period) are true and correct in all material respects as of the date of this First Amendment; and

            (ii) No Default or Event of Default currently exists and is continuing under the Credit Agreement as of the date of this First Amendment.

      C. This First Amendment shall not be effective until receipt by the Agent of the following in form and substance satisfactory to the Banks:

            1. Executed Documents. Executed copies of this First Amendment and related documentation.

            2. Other Information. Such other information and documents as the Agent may reasonably request.

      D. The Company and the Additional Borrowers will execute such additional documents as are reasonably requested by the Agent to reflect the terms and conditions of this First Amendment.

      E. Except as modified hereby, all of the terms and provisions of the Credit Agreement (and Exhibits and Schedules) remain in full force and effect.

      F. The Borrower agrees to pay all reasonable costs and expenses in connection with the preparation, execution and delivery of this First Amendment, including without limitation the reasonable fees and expenses of Moore & Van Allen, PLLC, special counsel to the Agent.

      G. This First Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and it shall not be necessary in making proof of this First Amendment to produce or account for more than one such counterpart.

      H. This First Amendment and the Credit Agreement, as amended hereby, shall be deemed to be contracts made under, and

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for all purposes shall be construed in accordance with the laws of the State of
North Carolina.

      IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this First Amendment to Credit Agreement to be duly executed under seal and delivered as of the date and year first above written.

BORROWER:
                              TRIMAS CORPORATION,
                              a Delaware corporation



                              By  /s/ Peter C. DeChants

                              Title  Vice President/Treasurer

ADDITIONAL BORROWERS:
                              COMPAC CORPORATION



                              By  /s/ Peter C. DeChants

                              Title  Vice President


                              NORRIS CYLINDER COMPANY



                              By  /s/ Peter C. DeChants

                              Title  Vice President


                              LAMONS METAL GASKET COMPANY



                              By  /s/ Peter C. DeChants

                              Title  Vice President/Treasurer

BANKS:
                              NATIONSBANK, N.A. (CAROLINAS),
                              individually in its capacity as a
                              Bank and in its capacity as Agent
                              (formerly known as NationsBank of
                              North Carolina, N.A.)

                              By  /s/ Michael S. Zehfuss

                              Title  SVP

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                              COMERICA BANK



                              By  /s/ Charles L. Weddell

                              Title  Vice President


                              SOCIETY NATIONAL BANK



                              By  /s/ Richard L. Pohle

                              Title  Vice President


                              THE BANK OF NOVA SCOTIA



                              By  /s/ P.C.H. Ashby

                              Title  Senior Manager Loan Operations


                              PNC BANK, NATIONAL ASSOCIATION



                              By  /s/ Jack F. Broeren

                              Title  Assistant Vice President


                              BANK OF AMERICA ILLINOIS



                              By  /s/ Kathryn W. Robinson

                              Title  Managing Director


                              THE BANK OF NEW YORK



                              By  /s/ Douglas Ober

                              Title  Vice President


                              CHEMICAL BANK



                              By  /s/ Rosemary Bradley

                              Title  Vice President

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                              CITICORP USA, INC.



                              By  /s/ Barbara A. Cohen

                              Title  Vice President


                              HARRIS TRUST AND SAVINGS BANK



                              By  /s/ Peter J. Dancy

                              Title  Vice President


                              NATIONAL CITY BANK



                              By  /s/ Andrew J. Walshaw

                              Title  Account Officer


                              CIBC, INC.



                              By  /s/ Kent S. Davis

                              Title  Vice President


                              NBD BANK (Formerly NBD Bank, N.A.)



                              By  /s/ Richard H. Huttenlocher

                              Title  Vice President


                              ROYAL BANK OF CANADA



                              By  /s/ Preston D. Jones

                              Title  Senior Manager
                                     Corporate Banking


                              THE NORTHERN TRUST COMPANY



                              By  /s/ S. Biff Bowman

                              Title  Vice President

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                              TRUST COMPANY BANK



                              By  /s/ Donald M. Lynch

                              Title  Vice President


                              By  /s/ Gregory L. Cannon

                              Title  Vice President